Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ProCentury Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-144022) on Form S-4 and (No. 333-114646) on Form S-8 of ProCentury Corporation of our reports dated March 17, 2008, with respect to the consolidated balance sheets of ProCentury Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of ProCentury Corporation and to the reference to our firm under the heading “Selected Consolidated Financial Data” in the form 10-K. Our report with respect to the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.
Our report dated March 17, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that ProCentury Corporation and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph stating that a material weakness related to determining the assumptions for projected cash flows for asset-backed securities in connection with management’s assessment of other-than-temporary impairment has been identified and included in Management’s Report on Internal Control over Financial Reporting
/s/ KPMG LLP

Columbus, Ohio
March 17, 2008